As filed with the Securities and Exchange Commission on April 3, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ADVANCED MEDICAL OPTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1700 E. St. Andrew Place Santa Ana, CA 92705 (714) 247-8200	33-0986820
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

INTRALASE CORP. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

(Full title of the plan)

James V. Mazzo

President and Chief Executive Officer

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, CA 92705

(714) 247-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	2,171,480 shares	$37.43	$81,278,496.40	$2,495.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock.

(2)	Includes the associated rights to purchase shares of Series A junior participating preferred stock. Rights to purchase Series A junior participating preferred stock of the Registrant are attached to all shares of the Registrant’s common stock in accordance with the Rights Agreement, dated June 24, 2002, by and between the Registrant and Mellon Investor Services, LLC, as rights agent. The rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferable solely with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock.

(3)	These shares represent the remaining pool of shares available for grant under the IntraLase Corp. Amended and Restated 2004 Stock Incentive Plan (which was assumed by the Registrant as a result of a merger transaction), appropriately adjusted to reflect the terms of the merger transaction.

(4)	The maximum offering price is estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low prices reported by The New York Stock Exchange for the Registrant’s common stock on March 30, 2007, which was $37.43.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Advanced Medical Optics, Inc. (“AMO” or the “Registrant”) with the U.S. Securities and Exchange Commission (“SEC”) are hereby incorporated by reference in this Registration Statement:

(a) AMO’s annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007;

(b) All other reports filed by AMO pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the annual report for the fiscal year ended December 31, 2006; and

(c) The description of AMO’s Common Stock and the Rights Agreement, dated June 24, 2002, by and between AMO and Mellon Investor Services LLC contained in AMO’s registration statement on Form 10 filed with the SEC on March 1, 2002 and any amendment or report filed with the SEC for the purpose of updating the description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers AMO to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that AMO may purchase insurance on behalf of any of its respective directors, officers, employees or agents.

Article Eight of AMO’s amended and restated certificate of incorporation provides for indemnification of the officers and directors of AMO to the full extent permitted by the DGCL.

AMO has entered into indemnification agreements with its directors, executive officers and certain other officers. Generally, the indemnification agreements provide that AMO will indemnify and hold harmless such persons against any and all “Payments,” except to the extent AMO shall have indemnified and held harmless such persons otherwise than pursuant to the indemnification agreement, such person shall have received payment on account of such Payments pursuant to one or more valid and collectible insurance policies or such indemnification by AMO is prohibited by applicable law. “Payment” is defined as any and all amounts which the indemnitee is or becomes legally obligated to pay in connection with a “Covered Claim,” including, without limitation, damages, judgments, fines, ERISA excise taxes or penalties, amounts paid in settlement, costs of investigation, attorneys’ fees, costs of investigative, judicial or administrative proceedings or appeals, and costs of attachment or similar bonds. “Covered Claim” is defined as any claim against the indemnitee based upon or arising out of any past, present or future act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which indemnitee may commit, omit or suffer while acting in his or her capacity as a director or officer of AMO and solely because of being a director or officer of AMO, as the case may be; provided, however, that a “Covered Claim” does not include any amounts paid or payable by the indemnitee with respect to any claim that is based upon and arises out of (i) the indemnitee gaining in fact any personal profit or advantage to which the indemnitee is not legally entitled, (ii) for an accounting of profits in fact made from the purchase or sale by the indemnitee of securities of AMO within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state law, or (iii) the indemnitee’s knowingly fraudulent, deliberately dishonest or willful misconduct. “Covered Claim” includes any claim made against the lawful spouse of the indemnitee for claims arising solely out of the indemnitee’s capacity as the spouse of the indemnitee.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article Eight of AMO’s amended and restated certificate of incorporation eliminates the liability of a director of AMO to AMO or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Amendment No. 2 to Registration Statement on Form 10 (“Form 10”) filed on May 6, 2002).

4.2	Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Quarterly Report on Form 10-Q filed on August 3, 2005).

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Amendment No. 2 to Form 10 filed on May 6, 2002).

4.4	Rights Agreement, dated as of June 24, 2002, by and between Advanced Medical Optics, Inc. and Mellon Investor Services LLC, as Rights Agent, which includes the form of Certification of Designations of the Series A Junior Participating Preferred Stock of Advanced Medical Optics, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on June 25, 2002).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

99.1	IntraLase Corp. Amended and Restated 2004 Stock Incentive Plan.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on April 2, 2007.

By:	/s/ JAMES V. MAZZO
James V. Mazzo President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints James V. Mazzo and Aimee S. Weisner, and each of them individually (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney-in-fact may deem necessary or advisable under the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the registration of these securities of the registrant, including to sign this registration statement and any and all amendments (including post-effective amendments) and additions to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ JAMES V. MAZZO James V. Mazzo	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 2, 2007

/s/ RICHARD A. MEIER Richard A. Meier	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	April 2, 2007

/s/ ROBERT F. GALLAGHER Robert F. Gallagher	Senior Vice President. Chief Accounting Officer and Controller (Principal Accounting Officer)	April 2, 2007

S-1

/s/ CHRISTOPHER G. CHAVEZ Christopher G. Chavez	Director	April 2, 2007

/s/ WILLIAM J. LINK William J. Link, Ph.D.	Director	April 2, 2007

/s/ DEBORAH J. NEFF Deborah J. Neff	Director	April 2, 2007

/s/ JAMES O. ROLLANS James O. Rollans	Presiding Director	April 2, 2007

S-2

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Amendment No. 2 to Registration Statement on Form 10 (“Form 10”) filed on May 6, 2002).

4.2	Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Quarterly Report on Form 10-Q filed on August 3, 2005).

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Amendment No. 2 to Form 10 filed on May 6, 2002).

4.4	Rights Agreement, dated as of June 24, 2002, by and between Advanced Medical Optics, Inc. and Mellon Investor Services LLC, as Rights Agent, which includes the form of Certification of Designations of the Series A Junior Participating Preferred Stock of Advanced Medical Optics, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on June 25, 2002).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

99.1	IntraLase Corp. Amended and Restated 2004 Stock Incentive Plan.